Exhibit 99.1

[Fannie Mae Chairman of the Board Letterhead]

June 5, 2012

Timothy J. Mayopoulos
Fannie Mae
3900 Wisconsin Avenue, NW
Washington, DC 20016

Re: Your Employment as President and Chief Executive Officer of Fannie Mae

Dear Mr. Mayopoulos:

This agreement (“Agreement”) sets forth the terms and conditions of Fannie Mae’s employment of you as its President and Chief Executive Officer. The terms and conditions set forth herein have been approved by Fannie Mae’s Board of Directors (“Board”) and the Federal Housing Finance Agency (“FHFA”) in consultation with the United States Department of Treasury.

1.	Your employment as President and Chief Executive Officer will be effective as of June 18, 2012. As President and Chief Executive Officer, you will serve on the Board as a voting member. You will report directly to the Board. You will devote the whole of your time, attention and ability to the business of Fannie Mae and will faithfully serve Fannie Mae and use your best efforts to promote its interests.

2.	Your current compensation arrangement with Fannie Mae, as described in Fannie Mae’s Amendment No. 1 on Form 10-K/A to its Annual Report on Form 10-K for the year ended December 31, 2011, and in the letter from Fannie Mae to you dated March 29, 2012, will continue unchanged through December 31, 2012.

3.	Effective January 1, 2013, your salary will consist solely of base salary at the rate of $600,000 per year, paid on a bi-weekly basis. You will be paid the deferred salary that you earned for 2012 (subject to the terms of the 2012 Executive Compensation Program), and will continue to be eligible to be paid the second installment of the 2011 long-term incentive award that you received in 2011.

4.	You will continue to be eligible to participate in the employee benefit programs made available to other senior officers of Fannie Mae, including the medical, life insurance, and retirement plans for non-grandfathered employees.

5.	This Agreement does not create an employment contract for a specified duration. Your employment with Fannie Mae is at-will, which means that you and Fannie Mae separately can terminate your employment at any time, for any reason, with or without cause, and with or without advance notice to each other. The termination of your employment as President and Chief Executive Officer for any reason shall be deemed to be the termination of your membership on the Board as of the same effective date.

6.	You will continue to be bound by Fannie Mae’s Dispute Resolution Policy, Code of Conduct, and Agreement on Ideas, Inventions, and Confidential Information.

To accept the terms set forth in this Agreement, please sign one copy and return it to me.

Sincerely,

      /s/ Philip A. Laskawy
Philip A. Laskawy
Chairman of the Board

I agree to the terms of this Agreement.

      /s/ Timothy J. Mayopoulos
Timothy J. Mayopoulos

Date:       June 5, 2012